Microfilm Number ______   Filed with the Department of State on _______________

Entity Number _________   _____________________________________________________
                                      Secretary of the Commonwealth



             ARTICLES OF AMENDMENT -- DOMESTIC BUSINESS CORPORATION
                              DSCB:15-1915 (Rev 91)

     In compliance with the requirements of 15 Pa.C.S. section 1915 (relating to articles of amendment), the undersigned business corporation, desiring to amend its Articles, hereby states that:

1. The name of the corporation is: Independence Brewing Company
                                   --------------------------------------------

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2. The (a) address of this corporation's current registered office in this
Commonwealth or (b) name of its commercial registered office provider and the county of venue is (the Department is hereby authorized to correct the following information to conform to the records of the Department):

   (a) 1000 E. Comly Street, Philadelphia, PA 19149                Philadelphia
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       Number and Street     City          State  Zip              County

   (b) c/o:
            -------------------------------------------------------------------
            Name of Commercial Registered Office Provider          County

     For a corporation represented by a commercial registered office provider, the county in (b) shall be deemed the county in which the corporation is located for venue and official publication purposes.

3. The statute by or under which it was incorporated is:
                                            PA Business Corporation Law of 1988
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4. The date of its incorporation is: 5/17/94
                                     ------------------------------------------

5. (Check, and if appropriate complete, one of the following):

    X The amendment shall be effective upon filing these Articles of Amendment --- in the Department of State.

       The amendment shall be effective on:                at
   ---                                     ----------------  ------------------
                                                 Date               Hour

6. (Check one of the following:

    X The amendment was adopted by the shareholders (or members) pursuant to --- 15 Pa.C.S. section 1914(a) and (b).

       The amendment was adopted by the board of directors pursuant to --- 15 Pa.C.S. section 1914(c).

7. (Check, and if appropriate complete, one of the following):

       The amendment adopted by the corporation, set forth in full, is as --- follows:

    X The amendment adopted by the corporation as set forth in full in --- Exhibit A attached hereto and made a part hereof.

8. (Check if the amendment restates the Articles):

    X The restated Articles of Incorporation supersede the original Articles --- and all amendments thereto.

     IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this 4th day of February, 1997.
---                    --

                                            INDEPENDENCE BREWING COMPANY
                                            -----------------------------------
                                                  (Name of Corporation)

                                            By: /s/ Dominic Liberi
                                                -------------------------------
                                                        (Signature)

                                            TITLE: Attorney-in-Fact
                                                   ----------------------------



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                          Independence Brewing Company

                                    EXHIBIT A
                                       to
                              Articles of Amendment

     As of the date of filing of theses Articles of Amendment, the Corporation had the authority to issue a total of Twenty Million (20,000,000) shares of capital stock which is divided into Nineteen Million (19,000,000) shares of Common Stock, no par value per share (the "Common Stock"), Five Hundred Thousand (500,000) shares of Series A Preferred Stock, par value $10.00 per share (the "Series A Preferred Stock") and Five Hundred Thousand (500,000) shares of Series B Preferred Stock, par value $10.00 per share (the "Series B Preferred Stock").

     As of the date of filing of these Articles of Amendment, Two Million Three Hundred Seven Thousand Seventy-Eight (2,307,078) shares of Common Stock are issued and outstanding, zero (0) shares of Class A Preferred Stock are issued and outstanding and Seventy Thousand (70,000) shares of Class B Preferred Stock are issued and outstanding.

     The Corporation filed a Registration Statement on Form SB-2, File No. 333-12975, under the Securities Act of 1933, as amended (the "Registration Statement), on September 27, 1996 in connection with its initial public offering (the "IPO") of Common Stock. Contemporaneously with the receipt by the Corporation of proceeds of the IPO (the "IPO Closing"), the Articles of Incorporation of the Corporation shall be hereby amended to restate in their entirety as follows:

     First: The name of the Corporation is INDEPENDENCE BREWING COMPANY (the "Corporation").

     Second: The purposes for which the Corporation is formed are as follows:

        (a) To manufacture and produce for sale at wholesale and at retail craft brewed ales, lagers and seasonal beers as well as other beverages for consumption, including, but not limited to, soft drinks; and

        (b) To engage in any other lawful act or activity for which corporations may be organized under the Pennsylvania Business Corporation Law.

     Third: The post office address of the principal office of the Corporation is 1000 East Comly Street, Philadelphia, PA 19149. The resident agent of the Corporation is Robert W. Connor, Jr., whose post office address is 1000 East Comly Street,

Philadelphia, PA 19149. Said resident agent is a citizen of the Commonwealth of Pennsylvania, and actually resides therein.

     Fourth: The Corporation shall have the authority to issue a total of Twenty Four Million (24,000,000) shares of capital stock which shall be divided into Nineteen Million (19,000,000) shares of Common Stock, no par value per share, and Five Million (5,000,000) shares of Preferred Stock, no par value per share (the "Preferred Stock").

        The designations, preferences, qualifications, privileges, limitations, restrictions and the special or relative rights of the Common Stock, and the express grant of authority to the Board of Directors to fix by resolution the designations, preferences, qualifications, privileges, limitations, restrictions and the special or relative rights with respect to each share of Preferred Stock, are as follows:

     A. Common Stock.

        1. Dividends, etc. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of these Articles of Incorporation, as amended from time to time, holders of Common Stock shall be entitled to receive, out of such assets or funds of the Corporation legally available therefor, such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time.

        2. Voting. At any meeting, and with respect to any action by consent in writing of the shareholders, every holder of Common Stock shall be entitled to cast one (1) vote in person or by proxy for each share of Common Stock standing in his or her name on the transfer books of the Corporation.

        3. Liquidation Rights. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of each series of Preferred Stock shall be entitled to receive, out of the net assets of the Corporation, an amount for each share equal to the amount fixed and determined by the Board of Directors in any resolution or resolutions providing for the issuance of any particular series of Preferred Stock before any of the assets of the Corporation shall be distributed or paid over to the holders of Common Stock. After payment in full of any such amounts to the holders of any Preferred Stock entitled thereto, the remaining assets and funds of the Corporation shall be divided among and paid ratably to the holders of Common Stock.

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     B. Preferred Stock.

        The Board of Directors is hereby authorized from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by these Articles of Incorporation, as amended from time to time; and to determine with respect to each such series the voting powers, if any (which voting powers if granted may be full or limited), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions appertaining thereto, including, without limiting the generality of the foregoing, the voting rights appertaining to shares of Preferred Stock of any series (which may be one vote per share or a fraction or multiple of a vote per share, and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Stock of any series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution or winding up of the affairs of the Corporation, and the rights (if any) of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class of capital stock (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable).

        Before the Corporation shall issue any shares of Preferred Stock of any series, a certificate, setting forth a copy of the resolutions of the Board of Directors fixing the voting powers, designations, preferences, the relative, participating, optional or other rights, if any, and the qualifications, limitations and restrictions, if any, appertaining to the shares of Preferred Stock of such series and the number of shares of Preferred Stock of such series authorized by the Board of Directors to be issued, shall be filed in the manner prescribed by the laws of the Commonwealth of Pennsylvania.

     FIFTH: The shareholders of the Corporation shall not be entitled to cumulate their votes for the election of directors.

     SIXTH: To the maximum extent that limitations on the liability of directors and officers are permitted by the Pennsylvania Business Corporation Law of 1988, as from time to time amended, no director or officer of the Corporation shall have any liability to the Corporation or its shareholders for money damages. This limitation on liability applies to events

                                       -3-


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occurring at the time a person serves as a director or officer of the
Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted. No amendment or repeal of this paragraph, or the adoption of any provision of the Corporation's Articles of Incorporation inconsistent with this paragraph, shall apply to or affect in any respect the liability of any director or officer of the Corporation with respect to any alleged act or omission which occurred prior to such amendment, repeal or adoption.

     SEVENTH: To the maximum extent permitted by the Pennsylvania Business Corporation Law, as from time to time amended, the Corporation shall indemnify its currently acting and its former directors against any and all liabilities and expenses incurred in connection with their services in such capacities, shall indemnify its currently acting and its former officers to the full extent that indemnification shall be provided to directors, and may indemnify its employees and agents and persons who serve and have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise, as may be determined by the Board of Directors. The Corporation shall, also to the same extent, advance expenses to its directors, officers and other persons, if any, and may by Bylaw, resolution or agreement make further provision for indemnification of directors, officers, employees and agents. No amendment or repeal of this paragraph, or the adoption of any provision of the Corporation's Articles of Incorporation inconsistent with this paragraph, shall apply to or affect in any respect the indemnification of any director or officer of the Corporation with respect to any alleged act or omission which occurred prior to such amendment, repeal or adoption.


        Also, contemporaneously with the IPO closing, the Seventy thousand (70,000) shares of Series B Preferred Stock shall be redeemed by the Corporation and in such redemption the holders thereof shall receive Ten Dollars ($10) for each share of Series B Preferred Stock so redeemed plus the amount of any accrued but unpaid dividends to such shares through the IPO Closing.

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